Exhibit 99.2

The Trade Desk Appoints Alex Kayyal to Board of Directors

VENTURA, Calif. - February 12, 2025 - Global advertising technology leader The Trade Desk (Nasdaq: TTD) today announced the appointment of Alex Kayyal to its board of directors.

Kayyal has extensive experience as an investor, operator, board member and advisor to groundbreaking technology companies. With a strong understanding of how cloud-based services and AI are reshaping the world, he brings valuable insights into scaling high-growth businesses that are transforming industries.

Kayyal’s relationship with The Trade Desk has spanned over a decade having been an early investor in the company. Kayyal currently serves as a partner at the venture capital firm Lightspeed Venture Partners. He was previously Senior Vice President at Salesforce, where he held various executive roles globally including Managing Partner of Salesforce Ventures. He established the firm's presence in Europe and played a key role in expanding their global investment footprint to over $5 billion in capital deployed. Previously, Kayyal also helped found HGP, a venture growth fund where he led the firm's initial investment in The Trade Desk.

Over the years, Kayyal has advised and invested in leading technology companies across 15 countries including Algolia, Atlan, Darwinbox, Fabric Health, Gong, Miro, monday.com, NewVoiceMedia (acquired by Vonage), Onfido (acquired by Entrust), Privitar (acquired by Informatica), SessionM (acquired by Mastercard), Snyk, Tennr and Zoomin Software (acquired by Salesforce).

“Alex’s early belief in The Trade Desk’s mission and his years of expertise in tech and global markets make him a valuable addition to our board,” said Jeff Green, Founder and CEO, The Trade Desk. “His keen eye for spotting global trends, driving innovation, and fostering growth gives him a unique perspective as we focus on scaling our success around the world. Having known Alex for many years, I look forward to further partnering with Alex to build long-term value for our clients and fuel the next phase of growth for The Trade Desk.”

“I’m deeply attracted to companies fueled by a strong sense of mission and a clear vision — those that have the power to reshape entire industries,” said Kayyal. “The Trade Desk has truly exemplified this, leading the way as a pioneer with its commitment to create a more open and transparent advertising ecosystem, with still so much growth and opportunity ahead. Jeff is a visionary founder and CEO, and I’m thrilled to once again support him and the leadership team as The Trade Desk continues to innovate and deliver immense value to the entire advertising industry.”

Kayyal began his career at Merrill Lynch, advising growth-stage companies on mergers, acquisitions, and IPOs. He holds a BA in Economics and International Relations from Boston University and an MBA from Harvard Business School.

About The Trade Desk
The Trade DeskTM is a technology company that empowers buyers of advertising. Through its self-service, cloud-based platform, ad buyers can create, manage, and optimize digital advertising campaigns across ad formats and devices. Integrations with major data, inventory, and publisher partners ensure maximum reach and decisioning capabilities, and enterprise APIs enable custom development on top of the platform. Headquartered in Ventura, CA, The Trade Desk has offices across North America, Europe, and Asia Pacific. To learn more, visit thetradedesk.com or follow us on Facebook, Twitter, LinkedIn and YouTube.

Media Contact
Melinda Zurich
The Trade Desk
melinda.zurich@thetradedesk.com